                                                                    EXHIBIT 99.1


                                                       FOR IMMEDIATE RELEASE
                                                       ---------------------
                                                       Wednesday, April 23, 2003
                                                       7:30 A.M. CDT




                            BELO REPORTS RESULTS FOR
                               FIRST QUARTER 2003


         DALLAS - Belo Corp. (NYSE: BLC) today reported net earnings per share of $0.14 for the first quarter of 2003. In the first quarter of 2002, Belo reported net earnings per share of $0.15, which included a gain of $0.02 per share related to Belo's sale of its interest in the Dallas Mavericks and American Airlines Center. Belo's consolidated revenues for the first quarter increased about 1 percent. Total operating costs and expenses before depreciation and amortization increased only 1.9 percent in the first quarter. Consolidated EBITDA (earnings from operations before depreciation and amortization) decreased 2.6 percent. Total operating costs and expenses increased 1.4 percent and consolidated earnings from operations decreased 2.5 percent.

         In the first quarter of 2003, if Belo had expensed stock options, pro forma net earnings per share would have been $0.11 compared to net earnings per share of $0.14 reported today. Pro forma net earnings per share in the first quarter of 2002 would have been $0.12 per share compared to reported net earnings per share of $0.15.

FIRST QUARTER 2003 IN REVIEW

         Robert W. Decherd, Belo's chairman, president, and chief executive officer, said, "Demand for advertising at Belo's operating units was robust as the year began, as evidenced by the 12.7 percent increase in Belo's Television group spot revenues in January and the 3.8 percent increase in Newspaper Group advertising revenues in January. In the third week of February, we began to sense hesitancy by advertisers due to uncertainty related to the potential of armed conflict in Iraq. When the war began in mid-March, some advertisers were displaced due to pre-emption by the television networks, some decided to cancel their promotions until the



                                     -more-

BELO ANNOUNCES FIRST QUARTER 2003 RESULTS
APRIL 23, 2003
PAGE TWO


uncertainty cleared, while others reduced their schedules or decided to advertise only on specific kinds of programming. We continue to receive feedback from our advertising agencies that most advertisers have not reduced their planned spending for the balance of 2003.

         "I am exceptionally proud of the work that Belo employees have done over the past several weeks to provide reasoned news, information and analysis to our audiences during this time of war. Our journalistic duties have never been more crucial to the ability of our readers, viewers and online users to understand, assess and respond to world events. We also have several Belo employees who, as members of the armed reserves, were called into active duty during the war. We are proud of these employees and look forward to the safe return of these reservists and our numerous journalists who have served their country and communities during these historic times."

         Television Group revenues increased 0.7 percent in the first quarter. Political revenues were less than $400,000 in the first quarter of 2003 compared with $4.2 million in the first quarter of last year. The first quarter of 2002 also included almost $9 million of Olympics revenue on Belo's NBC affiliates. Total operating costs and expenses before depreciation and amortization for the Television Group were 3.8 percent higher in the first quarter of 2003. EBITDA for the Television Group decreased 4.7 percent in the first quarter. Total operating costs and expenses were 2.4 percent higher than the first quarter of last year and earnings from operations decreased 3.7 percent.

         Newspaper Group advertising revenues and total revenues were flat in the first quarter of 2003 compared with the first quarter of 2002. Retail, general and classified revenues decreased 0.5 percent, 5.1 percent and 3.5 percent, respectively. All other advertising revenue increased 8.1 percent. Total operating costs and expenses for the Newspaper Group were 0.5 percent higher in the first quarter compared to the first quarter of 2002. Operating costs and expenses before depreciation and amortization were 0.6 percent higher. EBITDA for the Newspaper Group decreased 2.2 percent in the first quarter and earnings from operations decreased 3.1 percent.



                                     -more-

BELO ANNOUNCES FIRST QUARTER 2003 RESULTS
APRIL 23, 2003
PAGE THREE


         Belo Interactive's Web sites generated $5.2 million in revenue during the first quarter, compared to $4.0 million in the first quarter of 2002, an increase of 30.0 percent. Belo Interactive's EBITDA investment in the first quarter of 2003 improved to $2.2 million from $2.9 million in the first quarter of 2002. For this purpose, EBITDA investment is calculated as net operating revenues less operating costs and expenses before depreciation and amortization. Including depreciation and amortization, the Company's investment in Belo Interactive was $3.1 million in the first quarter.

         Revenues in Belo's Other segment, which consists primarily of NorthWest Cable News and Texas Cable News, increased 13.6 percent in the first quarter of 2003 to $4.3 million. Total operating costs and expenses before depreciation and amortization increased 2.7 percent over the prior year, resulting in an EBITDA investment of $277,000 in the first quarter of 2003 compared with an EBITDA investment of $669,000 in the first quarter of 2002. Total operating costs and expenses increased 3.2 percent in the first quarter of 2003. Including depreciation and amortization, the Company's investment in the first quarter was $886,000, an improvement of 28.6 percent from the first quarter of last year.

         Corporate's total operating costs and expenses before depreciation and amortization in the first quarter of 2003 were 2.0 percent less than the prior year. Total operating costs and expenses were flat in the first quarter compared with the prior year.

         The Company's total depreciation and amortization expense decreased 2.6 percent in the first quarter of 2003 compared with the first quarter of 2002.

         Other income (expense), net in the first quarter of 2003 includes a $2.7 million loss from Belo's equity ownership in cable news joint ventures with Time Warner in Charlotte, Houston and San Antonio. The first quarter loss was approximately $2.5 million greater than the first quarter of 2002.



                                     -more-

BELO ANNOUNCES FIRST QUARTER 2003 RESULTS
APRIL 23, 2003
PAGE FOUR


GAAP AND NON-GAAP FINANCIAL MEASURES

         GAAP refers to generally accepted accounting principles in the United States. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release to EBITDA and to its component, operating costs and expenses before depreciation and amortization, are references to non-GAAP financial measures. Management believes that EBITDA is useful as a supplemental measure of evaluating financial performance of the Company and its business segments because of its focus on the Company's results from operations before interest expense, income taxes, depreciation, amortization and other income (expense), net. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance and estimate the fair value of a company. A reconciliation of EBITDA to earnings from operations, including information on depreciation and amortization, is set forth in Industry Segment Information, which is included as an exhibit to this release. EBITDA should not be considered in isolation or as an alternative to other financial measures determined under GAAP. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

SECOND QUARTER 2003 OUTLOOK

         Dunia A. Shive, Belo's executive vice president and chief financial officer, said, "While not yet back to normal, the demand for advertising for the Television Group began to pick up in the second week of April as a resolution to the conflict in Iraq appeared imminent. Current pacings for April are up in the mid-single digits. Current pacings for May are up in the low-single digits.



                                     -more-

BELO ANNOUNCES FIRST QUARTER 2003 RESULTS
APRIL 23, 2003
PAGE FIVE


         "We currently expect revenue for the Newspaper Group to be down about one percent in April. As with the Television Group, May and June revenues for the Newspaper Group are difficult to predict. We do not expect a significant turnaround in classified employment volumes or revenue at The Dallas Morning News until there is job creation associated with the economic recovery. The unemployment rate in the Dallas MSA continues to hover 100 to 150 basis points above the national unemployment rate.

         "We currently expect the Company's total operating costs and expenses in the second quarter of 2003 to increase less than three percent, assuming there is no newsprint price increase in the second quarter. If newsprint suppliers are able to implement a portion of the March 1 announced price increase of $50 per ton during the second quarter, total operating costs and expenses in the second quarter of 2003 could increase three to four percent. Benefits costs in the second quarter will be significantly greater than last year, mostly due to higher pension and medical insurance costs. Direct compensation expense, which was up less than one percent in the first quarter, is projected to increase two to three percent in the second quarter, due to the assumed filling of critical vacancies. We also expect advertising and promotion costs, which were substantially reduced in the first quarter of 2003 due to the soft revenue environment, to return to more normal spending levels in the second quarter to fuel revenue growth.

         "Belo Interactive's results should improve 15 to 20 percent in the second quarter of 2003 versus the second quarter of last year. The Company's total depreciation and amortization expense is expected to be about four percent less than the second quarter of last year. Interest expense in the second quarter of 2003 should be 8 to 10 percent less than the second quarter of last year due to lower debt levels. Other income (expense), net should be similar to the first quarter of 2003. The Company's effective tax rate for the second quarter should be just under 39 percent."

         Belo will update the investment community regarding its expectations for revenues, operating costs and expenses and earnings per share for the second quarter of 2003 when management presents at the Mid-Year Media Review on Tuesday, June 24, and will provide information on operating trends in its monthly statistical reports.



                                     -more-

BELO ANNOUNCES FIRST QUARTER 2003 RESULTS
APRIL 23, 2003
PAGE SIX


ABOUT BELO

         Belo is one of the nation's largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,800 employees and $1.4 billion in annual revenues, Belo operates news and information franchises in some of America's most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 16 markets) reaching 13.7 percent of U.S. television households; owns or operates nine cable news channels; and manages one television station through a local marketing agreement. Belo publishes four daily newspapers: The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo Interactive's new media businesses include 34 Web sites, several interactive alliances, and a broad range of Internet-based products.

         FOR MORE INFORMATION, CONTACT DUNIA SHIVE, BELO'S EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, OR CAREY HENDRICKSON, BELO'S VICE PRESIDENT OF INVESTOR RELATIONS, AT 214-977-6606. ADDITIONAL INFORMATION, INCLUDING EARNINGS RELEASES, IS AVAILABLE ONLINE AT http://www.belo.com.

         Statements in this communication concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, commitments, or other financial or operating items and other statements that are not historical facts, are "forward-looking statements" as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

         Such risks, uncertainties and factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; general economic conditions; and the armed conflict in Iraq or other significant armed conflict, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission ("SEC"), including the Annual Report on Form 10-K.

CONSOLIDATED STATEMENTS OF EARNINGS
BELO

                                                                 Three months ended March 31,
In thousands, except per share amounts (unaudited)                  2003               2002
                                                                 ---------          ---------
NET OPERATING REVENUES                                           $ 322,369          $ 319,857

OPERATING COSTS AND EXPENSES
      Salaries, wages and employee benefits                        128,337            123,105
      Other production, distribution and operating costs            90,052             88,919
      Newsprint, ink and other supplies                             27,047             28,869
      Depreciation                                                  23,187             24,319
      Amortization                                                   2,087              1,642
                                                                 ---------          ---------
          Total operating costs and expenses                       270,710            266,854

          Earnings from operations                                  51,659             53,003

OTHER INCOME AND EXPENSE
      Interest expense                                             (23,800)           (28,293)
      Other income (expense), net(1)                                (2,452)             2,202
                                                                 ---------          ---------
          Total other income and expense                           (26,252)           (26,091)

EARNINGS
      Earnings before income taxes                                  25,407             26,912
      Income taxes                                                   9,785             10,148
                                                                 ---------          ---------

          Net earnings                                           $  15,622          $  16,764
                                                                 =========          =========

NET EARNINGS PER SHARE
      Basic                                                      $     .14          $     .15
      Diluted                                                    $     .14          $     .15

AVERAGE SHARES OUTSTANDING
      Basic                                                        112,829            110,805
      Diluted                                                      114,175            112,297

CASH DIVIDENDS DECLARED PER SHARE                                $    .075          $    .075
                                                                 =========          =========


Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net in 2002 includes a gain of $2,375 on the sale of the Company's interest in the Dallas Mavericks and the American Airlines Center.

CONSOLIDATED CONDENSED BALANCE SHEETS
BELO

                                                       MARCH 31,        December 31,
In thousands                                             2003               2002
                                                      ----------        ------------
ASSETS
      Current assets
          Cash and temporary cash investments         $   35,324         $   34,695
          Accounts receivable, net                       207,791            235,710
          Other current assets                            49,920             50,046
                                                      ----------         ----------
      Total current assets                               293,035            320,451

      Property, plant and equipment, net                 552,240            565,114
      Intangible assets, net                           2,624,791          2,626,493
      Other assets                                       102,905            102,520
                                                      ----------         ----------

Total assets                                          $3,572,971         $3,614,578
                                                      ==========         ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
      Current  liabilities
          Accounts payable                            $   48,479         $   66,173
          Accrued expenses                                82,737            100,417
          Other current liabilities                       59,708             49,576
                                                      ----------         ----------
      Total current liabilities                          190,924            216,166

      Long-term debt                                   1,412,725          1,441,200
      Deferred income taxes                              413,618            407,734
      Other liabilities                                  131,774            136,248
      Total shareholders' equity                       1,423,930          1,413,230
                                                      ----------         ----------

Total liabilities and shareholders' equity            $3,572,971         $3,614,578
                                                      ==========         ==========

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

INDUSTRY SEGMENT INFORMATION
BELO

In thousands (unaudited)

                                                Three months ended March 31, 2003
                      ------------------------------------------------------------------------------
                           Net         Operating                     Depreciation
                        Operating      Costs and    Earnings from         and
                        Revenues       Expenses       Operations     Amortization      EBITDA(1)
                      -------------  -------------  --------------  ---------------  ---------------
Television Group      $     141,560  $     103,164  $       38,396  $        10,813  $        49,209
Newspaper Group             171,310        142,636          28,674           11,877           40,551
Interactive Media             5,192          8,312          (3,120)             876           (2,244)
Other                         4,307          5,193            (886)             609             (277)
Corporate                        --         11,405         (11,405)           1,099          (10,306)
                      -------------  -------------  --------------  ---------------  ---------------
       Total          $     322,369  $     270,710  $       51,659  $        25,274  $        76,933
                      =============  =============  ==============  ===============  ===============

                                             Three months ended March 31, 2002
                      ------------------------------------------------------------------------------
                           Net         Operating                     Depreciation
                        Operating      Costs and    Earnings from         and
                        Revenues       Expenses       Operations     Amortization      EBITDA(1)
                      -------------  -------------  --------------  ---------------  ---------------
Television Group      $     140,611  $     100,733  $       39,878  $        11,743  $        51,621
Newspaper Group             171,459        141,867          29,592           11,883           41,475
Interactive Media             3,994          7,802          (3,808)             859           (2,949)
Other                         3,793          5,034          (1,241)             572             (669)
Corporate                        --         11,418         (11,418)             904          (10,514)
                      -------------  -------------  --------------  ---------------  ---------------
       Total          $     319,857  $     266,854  $       53,003  $        25,961  $        78,964
                      =============  =============  ==============  ===============  ===============

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: As used herein, EBITDA is defined as net earnings before interest, income taxes, depreciation, amortization and other income (expense), net. From the Company's Consolidated Statements of Earnings, EBITDA can be computed as earnings from operations plus depreciation and amortization as shown in the table above, and also can be calculated as net operating revenues less operating costs and expenses before depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Accordingly, it should not be considered as a substitute for net earnings, operating income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with accounting principles generally accepted in the United States. Management believes that EBITDA is useful as a supplemental measure of evaluating financial performance of the Company and its business segments because of its focus on the Company's results from operations before interest, income taxes, depreciation, amortization and other income (expense), net. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance and estimate the fair value of a company.